Exhibit 99.1
hhgregg Announces Fourth Fiscal Quarter and Full Year Operating Results
Fourth Quarter Summary

•	Net sales and comparable store sales decreased 9.9% to $538.3 million;

•	Net income (loss) per diluted share was $(0.25), compared to $0.31 in the prior year

•	Net income (loss) per diluted share, as adjusted for the exit of the contract mobile business and certain asset write-offs, decreased to $(0.17)

•
The Company repurchased 1.0 million shares of its common stock for $9.3 million under its stock repurchase program. Over the past three fiscal years, the Company has repurchased 12.7 million shares or approximately 32% of its shares.

INDIANAPOLIS, May 20, 2014 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited, dollar amounts in thousands, except per share data)	2014	2013	2014	2013
Net sales	$538,280	$597,632	$2,338,570	$2,474,759
Net sales % decrease	(9.9)%	(2.6)%	(5.5)%	(0.7)%
Comparable store sales % decrease (1)	(9.9)%	(9.8)%	(7.3)%	(8.7)%
Gross profit as % of net sales	28.3%	29.9%	28.4%	29.0%
Gross profit as % of net sales, as adjusted (2)	28.7%	29.9%	28.5%	29.0%
SG&A as % of net sales	22.6%	20.7%	21.1%	20.5%
SG&A as % of net sales, as adjusted (2)	22.3%	20.7%	21.0%	20.5%
Net advertising expense as a % of net sales	5.7%	4.6%	5.3%	5.1%
Depreciation and amortization expense as a % of net sales	2.0%	1.8%	1.8%	1.6%
(Loss) income from operations as a % of net sales	(2.1)%	2.8%	0.1%	1.8%
(Loss) income from operations as a % of net sales, as adjusted (2)	(1.4)%	2.8%	0.3%	1.8%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net (loss) income	$(7,239)	$9,920	$228	$25,369
Net (loss) income, as adjusted (2)	$(4,846)	$9,920	$2,807	$25,671
Net (loss) income per diluted share	$(0.25)	$0.31	$0.01	$0.74
Net (loss) income per diluted share, as adjusted (2)	$(0.17)	$0.31	$0.09	$0.74
Weighted average shares outstanding - diluted	28,963,481	32,451,918	30,683,989	34,496,788
Number of stores open at the end of the period			228	228

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s website.

(2)
Fiscal 2014 amounts are adjusted to exclude expense from the write down of inventory for the planned exit from the contract-based mobile phone business, the write-off of store fixtures associated with the Company's changing product mix and impairment charges. Fiscal 2013 amounts are adjusted to exclude expense from impairment charges. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported a net loss of $7.2 million for the three month period ended March 31, 2014, or a net loss per diluted share of $0.25, compared with net income of $9.9 million, or $0.31 per diluted share, for the comparable prior year period. The three month period ended March 31, 2014 results include approximately $4.0 million ($2.4 million after-tax) of charges related to the write down of inventory for the planned exit from the contract-based mobile phone business and the write-off of store fixtures associated with the Company's changing product mix. Net loss, as adjusted for these items, for the three month period ended March 31, 2014 was $4.8 million, or $0.17 per diluted share. The decrease in adjusted net income for the three month period ended March 31, 2014 was primarily the result of a comparable store sales decrease of 9.9%, a decrease in gross profit as a percentage of net sales, and an increase in net advertising expense and SG&A as a percentage of net sales.

Net income was $0.2 million, or $0.01 per diluted share, for the twelve month period ended March 31, 2014 compared with net income of $25.4 million, or $0.74 per diluted share for the comparable prior year period. The results for the twelve months ended March 31, 2014 include approximately $4.3 million ($2.6 million after-tax) of charges related to the write down of inventory for the planned exit from the contract-based mobile phone business, the write-off of store fixtures associated with the Company's changing product mix and the previously announced impairment of one store. The results for the twelve month period ended March 31, 2013 include approximately a $0.5 million ($0.3 million after-tax) charge related to the impairment for one store. Net income, as adjusted for these items, for the twelve month period ended March 31, 2014 was $2.8 million or $0.09 per diluted share compared to $25.7 million, or $0.74 per diluted share for the comparable prior year period. The decrease in adjusted net income for the twelve month period ended March 31, 2014 as compared to the prior year period was largely due to a comparable store sales decrease of 7.3% and a decrease in the gross margin rate.
Dennis May, President and Chief Executive Officer of the Company, commented, “As we discussed in our pre-release, we faced a number of headwinds during the quarter, which led to disappointing financial results. In addition to continued volatility in the consumer electronics business, extreme weather in January, February and the beginning of March negatively impacted traffic and operating performance in the majority of our stores, particularly those located in the Midwest and Mid-Atlantic regions, where the weather was the most severe. Despite these challenges, the Company was able to report a comparable sales increase in its appliance category, which marked its 11th consecutive quarter of comparable store sales increases in the appliance category.
Despite the challenges of last year, we are excited about the current fiscal year and our opportunity to transform our business through a number of strategic initiatives. During the fiscal year, we will focus on redefining our sales mix; enhancing and differentiating our customer experience; expanding our e-commerce capabilities; and launching new customer facing technologies. We believe our responsibility is to inspire and delight our customers with a truly differentiated purchase experience to help bring their homes to life. In doing so, we will improve our financial and operating results, and will solidify our brand relevance within the marketplace.”
Net sales for the three and 12 month periods ended March 31, 2014 decreased 9.9% and 5.5%, respectively, to $538.3 million and $2.3 billion, respectively, as compared to the same periods in the prior year. The decreases in net sales for the three month period ended March 31, 2014 was primarily attributable to the reduced customer traffic as a reaction to extreme weather during the quarter. The decrease in net sales for the 12 month period ended March 31, 2014 was attributable to a comparable store sales decrease of 7.3%.
Net sales mix and comparable store sales percentage changes by product category for the three and 12 month periods ended March 31, 2014 and 2013 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Appliances	48%	43%	47%	42%	0.5%	5.2%	3.0%	4.6%
Consumer electronics (1)	38%	42%	38%	44%	(18.9)%	(25.7)%	(18.8)%	(22.7)%
Computing and wireless (2)	8%	10%	10%	11%	(22.6)%	(7.5)%	(14.7)%	7.2%
Home products (3)	6%	5%	5%	3%	(0.4)%	73.6%	35.8%	24.5%
Total	100%	100%	100%	100%	(9.9)%	(9.8)%	(7.3)%	(8.7)%

(1)	Primarily consists of accessories, audio, personal electronics and televisions.

(2)	Primarily consists of computers, mobile phones and tablets.

(3)	Primarily consists of fitness equipment, furniture and mattresses.

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013
The increase in comparable store sales within the appliance category for the three month period ended March 31, 2014 was due to an increase in average selling prices, offset partially by a decline in demand due to the weather. The decrease in comparable store sales for the consumer electronics category for the three month period ended March 31, 2014 was due primarily to double digit declines in units sold within the video category, largely resulting from our strategy of offering fewer entry level models and a greater mix of larger screen televisions. The decrease in comparable store sales within the computing and wireless category for the three month period was driven by decreased demand for computers and mobile phones and a decrease in the average selling prices for computers, tablets and mobile phones, partially offset by double digit increased demand for tablets. The decrease in comparable store sales within the home products category was driven by decrease in the demand of mattresses along with the transition within the furniture category. This was also the first full quarter lapping the new furniture and fitness products rolled out in the third fiscal quarter of fiscal year 2013.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 154 basis points for the three month period ended March 31, 2014 to 28.3% from 29.9% for the comparable prior year period. The three month period ended March 31, 2014 includes an approximately $1.7 million charge related to the expected write down of inventory for the planned exit from the contract-based mobile phone business. Excluding this charge the gross profit margin, as adjusted, for the three month period ended March 31, 2014 was 28.7%. The decrease in gross profit margin for the period was a result of decreases in gross profit margin rates across the majority of our categories, partially offset by a favorable product sales mix shift.
SG&A, as a percentage of net sales, increased 192 basis points for the three month period ended March 31, 2014, compared with the prior year period. Excluding the $1.9 million charge for the write-off of store fixtures associated with the Company's changing product mix, SG&A, as a percentage of net sales, for the three month period ended March 31, 2014 was 22.3%. The increase in SG&A as a percentage of net sales was a result of a 69 basis point increase in occupancy costs due to the deleveraging effect of the net sales decline, a 36 basis point increase due to the write-off of store fixtures associated with the Company's changing product mix, a 22 basis point increase of in-home delivery expense as a percentage of net sales due to a higher sales mix of deliverable product, and various other increases in SG&A expenses primarily due to the deleveraging effect of the net sales decline, which included weather related expenses.
Net advertising expense, as a percentage of net sales, increased 114 basis points during the three month period ended March 31, 2014 compared to the prior year period. The increase as a percentage of net sales was driven largely by the deleveraging effect of the net sales decline coupled with the increased spend over the prior year period.
Depreciation and amortization expense, as a percentage of net sales, increased 27 basis points for the three month period ended March 31, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline.
The Company’s effective income tax rate for the three month period ended March 31, 2014 increased to 39.3% compared to 39.0% in the comparable prior year period. The slight increase in the adjusted effective income tax rate is primarily the result of an increase in federal income tax credits recognized compared to the prior year period, which increased the effective income tax rate for the quarter, since results were a pretax loss.
Fiscal Year Ended March 31, 2014 Compared to Fiscal Year Ended March 31, 2013
The increase in comparable store sales within the appliance category for the 12 month period ended March 31, 2014 as compared to the 12 month period ended March 31, 2013 was due to an increase in both unit demand and average selling prices. The decrease in comparable store sales for the consumer electronics category for the 12 month period ended March 31, 2014 was due primarily to double digit declines in units sold within the video category, largely resulting from our strategy of offering fewer entry level models and a greater mix of larger screen televisions. The decrease in comparable store sales within the computing and wireless category for the 12 month period was driven by decreased demand for computers and mobile phones and a decrease in the average selling prices for computers and tablets, partially offset by double digit increased demand for tablets. The increase in comparable store sales within the home products category was a result of sales of furniture and fitness equipment.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 58 basis points for the 12 month period ended March 31, 2014 to 28.4% from 29.0% for the comparable prior year period. The 12 month period ended March 31, 2014 includes an approximately $1.7 million charge related to the expected write down of inventory for the planned exit from the contract-based mobile phone business. Excluding this charge the gross profit margin, as adjusted for the 12 month period ended March 31, 2014 was 28.5%. The decrease in gross profit margin for the period was a result of decreases in gross profit margin rates across the majority of our categories, partially offset by a favorable product sales mix shift.
SG&A expense, as a percentage of net sales, increased 58 basis points for the 12 months ended March 31, 2014, compared to the prior year period. Excluding the $1.9 million charge for the write-off of store fixtures associated with the Company's changing product mix, SG&A, as a percentage of net sales, for the twelve month period ended March 31, 2014 was 21.0%. The increase in SG&A as a percentage of net sales was a result of a 36 basis points increase in occupancy costs as a percentage of net sales due to the deleveraging effect of the net sales decline, a 37 basis points increase in-home delivery expense as a percentage of net sales due to a higher sales mix of deliverable product, and the write-off of store fixtures associated with the Company's changing product mix. This increase was partially offset by an 18 basis points decrease in bank transaction fees as a result of the increased use of the private-label credit card which carries a lower fee than other credit transactions, as well as decreases in other SG&A expenses as a result of cost control measures.

Net advertising expense, as a percentage of net sales, increased 24 basis points during the 12 month period ended March 31, 2014, compared to the prior year period. The increase as a percentage of net sales was driven largely by the deleveraging effect of the net sales decline.
Depreciation and amortization expense, as a percentage of net sales, increased 22 basis points for the 12 month period ended March 31, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of our net sales decline.
The Company’s effective income tax rate for the 12 month period ended March 31, 2014 decreased to (2.7)% from 38.8% in the comparable prior year period. The decrease in the adjusted effective income tax rate is primarily the result of a proportionate increase in federal income tax credits and the decrease in pretax income when compared to the prior year period.
Stock Repurchase Plan
During the three months ended March 31, 2014, the Company repurchased 1.0 million shares of its common stock for $9.3 million at an average price of $9.01 per share. During the fiscal year ended March 31, 2014, the Company repurchased 3.5 million shares for $49.1 million at an average price of $14.09 per share. During the past three fiscal years, the Company has repurchased 12.7 million shares at an average price of $11.45 per share.

Additionally, effective on May 20, 2014, the Company's Board of Directors authorized a new $40 million stock repurchase program. Under the program, purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The repurchase program will expire on May 20, 2015, unless extended or shortened by the Company's Board of Directors.
Guidance

Given our multiple strategic initiatives, which are currently underway, as well as continued volatility within the consumer electronics industry, we are not providing guidance for fiscal 2015. To help investors better understand the current trends and outlook for the business, we are expecting annual comparable store sales to be between negative low single digits to flat, with the first half of the fiscal year below this expectation and the second half of the fiscal year above this expectation. In addition, we expect fiscal 2015 net income per diluted share to be higher than fiscal 2014 net income per diluted share, as adjusted. Additionally, we expect to open between 2 and 4 new stores during fiscal 2015. Capital expenditures are expected to be in the range of $20 million to $23 million for fiscal 2015. We will continue to update these expectations throughout the fiscal year as our strategic initiatives help to transform our business.
Andrew Giesler, Senior Vice President of Finance and Interim Chief Financial Officer of the Company, commented, “With the strength of our balance sheet and our strong liquidity position, we are well-positioned to execute on our 2015 strategic initiatives. In addition to not having any debt at the end of fiscal 2014, we spent the year investing in our infrastructure and repurchased nearly $50 million of additional shares. Our focus this year will be on maximizing the sales and profitability of existing markets as we transform our business model, with only a minimal number of new stores planned for the year. We continue to remain focused on driving sales and profit growth and maximizing long-term shareholder returns.”

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three and 12 month periods ended March 31, 2014, on Tuesday, May 20, 2014 at 8:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.
Non-GAAP to GAAP Reconciliation
Attached is a reconciliation of non-GAAP measures used in this earnings release including gross profit to gross profit, as adjusted, net income to net income, as adjusted and diluted net income per share to diluted net income per share, as adjusted, and SG&A to SG&A, as adjusted. The Company has adjusted these measures in order to reflect the results of operations going forward by excluding the impact of certain non-recurring charges related to the exit of the contract-based mobile phone business, asset write-offs due to the product mix shift and asset impairment. Definitions and reconciliations of non-GAAP financial measures that will be discussed on the hhgregg investor earnings call, including gross profit, as adjusted, net income, as adjusted, diluted net income per share, as adjusted, and SG&A, as adjusted, can be found at www.hhgregg.com on the investor relations page.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer with 228 brick-and-mortar stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including with respect to the Company’s ability to manage costs, innovation in the video industry and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control.
hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates; and the potential for litigation.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2014 Form 10-K filed May 20, 2014. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance and Interim Chief Financial Officer
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
	(In thousands, except share and per share data)
Net sales	$538,280	$597,632	$2,338,570	$2,474,759
Cost of goods sold	385,736	419,037	1,674,031	1,757,173
Gross profit	152,544	178,595	664,539	717,586
Selling, general and administrative expenses	121,892	123,885	493,950	507,755
Net advertising expense	30,780	27,348	124,179	125,433
Depreciation and amortization expense	10,891	10,462	43,120	40,135
Asset impairment charges	303	—	613	504
(Loss) income from operations	(11,322)	16,900	2,677	43,759
Other expense (income):
Interest expense	609	652	2,465	2,344
Interest income	(1)	(1)	(10)	(9)
Total other expense	608	651	2,455	2,335
(Loss) income before income taxes	(11,930)	16,249	222	41,424
Income tax (benefit) expense	(4,691)	6,329	(6)	16,055
Net (loss) income	$(7,239)	$9,920	$228	$25,369
Net (loss) income per share
Basic	$(0.25)	$0.31	$0.01	$0.74
Diluted	$(0.25)	$0.31	$0.01	$0.74
Weighted average shares outstanding-basic	28,963,481	32,386,386	30,209,928	34,430,641
Weighted average shares outstanding-diluted	28,963,481	32,451,918	30,683,989	34,496,788

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED MARCH 31, 2014 AND 2013
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	71.7	70.1	71.6	71.0
Gross profit	28.3	29.9	28.4	29.0
Selling, general and administrative expenses	22.6	20.7	21.1	20.5
Net advertising expense	5.7	4.6	5.3	5.1
Depreciation and amortization expense	2.0	1.8	1.8	1.6
Asset impairment charges	0.1	—	—	—
(Loss) income from operations	(2.1)	2.8	0.1	1.8
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
(Loss) income before income taxes	(2.2)	2.7	—	1.7
Income tax (benefit) expense	(0.9)	1.1	—	0.6
Net (loss) income	(1.3)%	1.7%	—%	1.0%
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2014 AND 2013
(UNAUDITED)

	2014	2013
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$48,164	$48,592
Accounts receivable—trade, less allowances of $132 and $1, respectively	15,121	24,271
Accounts receivable—other	16,467	18,748
Merchandise inventories, net	298,542	315,562
Prepaid expenses and other current assets	6,694	5,567
Income tax receivable	1,380	1,414
Deferred income taxes	6,220	5,758
Total current assets	392,588	419,912
Net property and equipment	193,882	217,911
Deferred financing costs, net	2,334	1,992
Deferred income taxes	35,182	35,252
Other assets	1,977	1,354
Total long-term assets	233,375	256,509
Total assets	$625,963	$676,421
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$140,806	$150,333
Customer deposits	41,518	38,042
Accrued liabilities	50,898	49,422
Income tax payable	122	2,145
Total current liabilities	233,344	239,942
Long-term liabilities:
Deferred rent	73,493	77,777
Other long-term liabilities	11,992	12,044
Total long-term liabilities	85,485	89,821
Total liabilities	318,829	329,763
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2014 and March 31, 2013, respectively	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,121,390 and 40,640,743 shares issued; and 28,460,218 and 31,468,453 outstanding as of March 31, 2014 and March 31, 2013, respectively	4	4
Additional paid-in capital	297,199	287,806
Retained earnings	154,878	154,650
Common stock held in treasury at cost, 12,661,172 and 9,172,290 shares as of March 31, 2014 and March 31, 2013, respectively	(144,947)	(95,802)
Total stockholders’ equity	307,134	346,658
Total liabilities and stockholders’ equity	$625,963	$676,421

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$228	$25,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,120	40,135
Amortization of deferred financing costs	604	664
Stock-based compensation	4,428	5,150
Excess tax deficiency (benefit) from stock based compensation	849	(586)
Loss (gain) on sales of property and equipment	1,646	(216)
Deferred income taxes	(392)	7,599
Asset impairment charges	613	504
Tenant allowances received from landlords	2,705	11,608
Changes in operating assets and liabilities:
Accounts receivable—trade	9,150	(4,804)
Accounts receivable—other	2,407	507
Merchandise inventories	17,020	(33,153)
Income tax receivable	(815)	(960)
Prepaid expenses and other assets	(1,066)	575
Accounts payable	6,125	6,932
Customer deposits	3,476	9,049
Income tax payable	(2,023)	(2,213)
Accrued liabilities	1,476	5,687
Deferred rent	(7,115)	(5,760)
Other long-term liabilities	215	(34)
Net cash provided by operating activities	82,651	66,053
Cash flows from investing activities:
Purchases of property and equipment	(22,257)	(54,020)
Proceeds from sales of property and equipment	217	34
Purchases of corporate-owned life insurance	(684)	—
Net cash used in investing activities	(22,724)	(53,986)
Cash flows from financing activities:
Purchases of treasury stock	(49,145)	(48,232)
Proceeds from exercise of stock options	5,814	4,356
Excess tax (deficiency) benefits from stock-based compensation	(849)	586
Net (decrease) increase in bank overdrafts	(11,506)	11,506
Net (repayments) borrowings on inventory financing facility	(3,723)	9,024
Payment of financing costs	(946)	—
Payments received on notes receivable-related parties	—	41
Net cash used in financing activities	(60,355)	(22,719)
Net decrease in cash and cash equivalents	(428)	(10,652)
Cash and cash equivalents
Beginning of period	48,592	59,244
End of period	$48,164	$48,592
Supplemental disclosure of cash flow information:
Interest paid	$1,881	$1,903
Income taxes paid	$3,418	$11,629
Capital expenditures included in accounts payable	$1,068	$1,491

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF GROSS PROFIT, AS ADJUSTED
(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands)	2014	2013	2014	2013
Gross profit as reported	152,544	178,595	664,539	717,586
Gross profit as % of net sales	28.3%	29.9%	28.4%	29.0%
Adjustments to gross profit:
Mobile inventory write-down	1,740	—	1,740	—
Gross profit, as adjusted	$154,284	$178,595	$666,279	$717,586
Gross profit as % of net sales, as adjusted	28.7%	29.9%	28.5%	29.0%

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF NET (LOSS) INCOME, AS ADJUSTED AND
DILUTED NET (LOSS) INCOME PER SHARE, AS ADJUSTED
(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2014	2013	2014	2013
Net (loss) income as reported	$(7,239)	$9,920	$228	$25,369
Adjustments to net (loss) income:
Asset impairment charges	303	—	613	504
Mobile inventory write-down	1,740	—	1,740	—
Mobile fixed assets write-off	1,114	—	1,114	—
Product mix fixed assets write-off	831	—	831	—
Tax impact of adjustments to net (loss) income (1)	(1,595)	—	(1,719)	(202)
Net (loss) income, as adjusted	$(4,846)	$9,920	$2,807	$25,671
Weighted average shares outstanding – Diluted	28,963,481	32,451,918	30,683,989	34,496,788
Diluted net (loss) income per share as reported	$(0.25)	$0.31	$0.01	$0.74
Tax adjusted impact of above adjustments (1)	$0.08	$—	$0.08	$—
Diluted net (loss) income per share, as adjusted	$(0.17)	$0.31	$0.09	$0.74

(1)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF SG&A EXPENSES, AS ADJUSTED
(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands)	2014	2013	2014	2013
SG&A expenses as reported	121,892	123,885	493,950	507,755
SG&A as % of net sales	22.6%	20.7%	21.1%	20.5%
Adjustments to SG&A expenses:
Mobile fixed assets write-off	1,114	—	1,114	—
Product mix fixed assets write-off	831	—	831	—
SG&A expenses, as adjusted	$119,947	$123,885	$492,005	$507,755
SG&A as % of net sales, as adjusted	22.3%	20.7%	21.0%	20.5%

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2012, 2013 and 2014
(Unaudited)

	FY2012				FY2013				FY2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	173	180	204	208	208	210	223	228	228	228	228	228
Store Openings	7	24	4	—	2	13	5	—	—	—	—	—
Store Closures	—	—	—	—	—	—	—	—	—	—	—	—
Ending Store Count	180	204	208	208	210	223	228	228	228	228	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.